NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2012 EARNINGS

▪	Net income of $2.7 million, or $0.11 per share
▪	New contract purchases of $143 million
▪	Total managed portfolio increases to $845 million from $806 million in June 2012

IRVINE, California, October 15, 2012 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $2.7 million, or $0.11 per diluted share, for its third quarter ended September 30, 2012.  This compares to a net loss of $4.0 million, or $0.20 per diluted share, in the third quarter of 2011.  Earnings for the first nine months of 2012 were $4.6 million, or $0.19 per diluted share, as compared to a net loss of $14.7 million, or $0.78 per diluted share, for the same period in 2011.

Revenues for the third quarter of 2012 were $47.9 million, an increase of approximately $14.1 million, or 42%, compared to $33.8 million for the third quarter of 2011.  Total operating expenses for the third quarter of 2012 were $45.2 million, an increase of $7.3 million, or 19%, compared to $37.9 million for the 2011 period.  Pretax income for the third quarter of 2012 was $2.7 million compared to pretax loss of $4.0 million in the third quarter of 2011.

For the nine months ended September 30, 2012 total revenues were $136.6 million compared to $97.4 million for the nine months ended September 30, 2011, an increase of approximately $39.2 million, or 40%.  Total expenses for the nine months ended September 30, 2012 were $132.0 million, an increase of $20.0 million, or 18%, compared to $112.1 million for the nine months ended September 30, 2011.  Pretax income for the nine months ended September 30, 2012 was $4.6 million, compared to pretax loss of $14.7 million for the nine months ended September 30, 2011.

During the third quarter of 2012, CPS purchased $143.1 million of new contracts compared to $137.9 million during the second quarter of 2012 and $81.2 million during the third quarter of 2011.  The Company's managed receivables totaled $844.9 million as of September 30, 2012, an increase from $806.1 million as of June 30, 2012 and $827.8 million as of September 30, 2011, as follows ($ in millions):

Originating Entity	September 30, 2012	June 30, 2012	September 30, 2011
CPS	$748.8	$681.5	$572.5
Fireside Bank	80.3	104.0	210.9
TFC	0.4	0.6	3.1
As Third Party Servicer	15.4	20.0	41.3
Total	$844.9	$806.1	$827.8

Annualized net charge-offs for the third quarter of 2012 were 3.35% of the average owned portfolio as compared to 4.13% for the third quarter of 2011.  Delinquencies greater than 30 days

(including repossession inventory) were 4.64% of the total owned portfolio as of September 30, 2012, as compared to 6.54% as of September 30, 2011.

As previously reported, during September CPS closed its third term securitization transaction of 2012 and the sixth transaction in the last 18 months. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $147.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.45%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.00% of the then-outstanding receivable pool balance.

"We are extremely pleased with our third quarter financial results," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "It was our first quarter of organic sequential revenue growth since 2007 and the onset of the financial crisis.  This demonstrates that we are well positioned within the auto finance industry to continue growing our managed portfolio. And as we fund this growth with cost-efficient securitizations, our net interest margin is expanding significantly.  These two components have been big drivers of our earnings growth over the last year.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, October 16, 2012, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay will be available between October 16, 2012 and October 23, 2012, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 43148332.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of future losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Interest income	$ 45,053	$ 30,236	$ 127,210	$ 86,632
Servicing fees	502	986	1,897	3,530
Other income	2,365	2,592	7,481	7,201
	47,920	33,814	136,588	97,363
Expenses:
Employee costs	8,730	8,257	25,878	23,343
General and administrative	3,690	3,286	11,765	10,697
Interest	19,560	19,011	61,696	57,377
Provision for credit losses	9,465	3,982	22,012	12,034
Other expenses	3,747	3,324	10,657	8,607
	45,192	37,860	132,008	112,058
Income (loss) before income taxes	2,728	(4,046)	4,580	(14,695)
Income taxes	-	-	-	-
Net income (loss)	$ 2,728	$ (4,046)	$ 4,580	$ (14,695)

Earnings (loss) per share:
Basic	$ 0.14	$ (0.20)	$ 0.24	$ (0.78)
Diluted	$ 0.11	$ (0.20)	$ 0.19	$ (0.78)

Number of shares used in computing earnings (loss)
per share:
Basic	19,495	19,821	19,406	18,794
Diluted	25,695	19,821	24,026	18,794

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011

Cash	$ 10,468	$ 10,094
Restricted cash	107,240	159,228
Total Cash	117,708	169,322

Finance receivables	687,096	516,630
Allowance for finance credit losses	(16,946)	(10,351)
Finance receivables, net	670,150	506,279

Finance receivables measured at fair value	77,484	160,253
Residual interest in securitizations	4,895	4,414
Deferred tax assets, net	15,000	15,000
Other assets	37,628	34,782
	$ 922,865	$ 890,050

Accounts payable and other liabilities	$ 22,146	$ 27,993
Warehouse lines of credit	20,398	25,393
Residual interest financing	13,773	21,884
Debt secured by receivables measured at fair value	76,630	166,828
Securitization trust debt	721,396	583,065
Senior secured debt, related party	54,452	58,344
Subordinated debt	21,525	20,750
	930,320	904,257

Shareholders' equity	(7,455)	(14,207)
	$ 922,865	$ 890,050

Operating and Performance Data ($ in millions)

	At and for the				At and for the
	Three months ended				Nine months ended
	September 30,				September 30,
	2012		2011		2012		2011

Contracts purchased	$ 143.11		$ 81.17		$ 400.91		$ 192.02
Contracts securitized	154.70		111.05		437.90		215.60

Total managed portfolio	$ 844.86		$ 827.80		$ 844.86		$ 827.80
Average managed portfolio	831.30		691.24		803.27		669.03

Allowance for finance credit losses as % of fin. receivables	2.47%		1.97%

Aggregate allowance as % of fin. receivables (1)	3.13%		2.91%

Delinquencies
31+ Days	3.33%		5.08%
Repossession Inventory	1.31%		1.46%
Total Delinquencies and Repo. Inventory	4.64%		6.54%

Annualized net charge-offs as % of average owned portfolio	3.35%		4.13%		3.47%		6.56%

Recovery rates (2)	47.2%		43.2%		48.2%		44.0%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2012		2011		2012		2011
	$	% (3)	$	% (3)	$	% (3)	$	% (3)
Interest income	$ 45.1	21.7%	$ 30.2	17.5%	$ 127.2	21.1%	$ 86.6	17.3%
Servicing and other income	2.9	1.4%	3.6	2.1%	9.4	1.6%	10.7	2.1%
Interest expense	(19.6)	-9.4%	(19.0)	-11.0%	(61.7)	-10.2%	(57.4)	-11.4%
Net interest margin	28.4	13.6%	14.8	8.6%	74.9	12.4%	40.0	8.0%
Provision for credit losses	(9.5)	-4.6%	(4.0)	-2.3%	(22.0)	-3.7%	(12.0)	-2.4%
Risk adjusted margin	18.9	9.1%	10.8	6.3%	52.9	8.8%	28.0	5.6%
Core operating expenses	(16.2)	-7.8%	(14.9)	-8.6%	(48.3)	-8.0%	(42.6)	-8.5%
Pre-tax income	2.7	1.3%	(4.0)	-2.3%	4.6	0.8%	(14.7)	-2.9%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) As a percentage of the average managed portfolio.